Exhibit 10.1

U.S. $250,000,000
TERM LOAN CREDIT
AGREEMENT

Dated as of May 27, 2016 among

PPG INDUSTRIES, INC.
as Borrower
and
EXHIBIT 10.1THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lender

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
SECTION 1.01. Certain Defined Terms    1
SECTION 1.02. Computation of Time Periods    8
SECTION 1.03. Accounting Terms    8
ARTICLE II AMOUNTS AND TERMS OF THE TERM LOAN    8
SECTION 2.01. Loan Terms    8
SECTION 2.02. Notice of Borrowing, Notices of Continuation and Conversion    8
SECTION 2.03. Repayment    9

SECTION 2.04. Interest	9
SECTION 2.05. Interest Rate Determination    11
SECTION 2.06. Prepayments    11
SECTION 2.07. Increased Costs    11
SECTION 2.08. Illegality    11
SECTION 2.09. Payments and Computations    11
SECTION 2.10. Taxes    12
SECTION 2.11. [Intentionally Omitted]    14
SECTION 2.12. Evidence of Debt    14
SECTION 2.13. Use of Proceeds    14
ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING    14
SECTION 3.01. Conditions Precedent    14
ARTICLE IV REPRESENTATIONS AND WARRANTIES    16
SECTION 4.01. Representations and Warranties of PPG    16
ARTICLE V COVENANTS OF THE BORROWER    18
SECTION 5.01. Affirmative Covenants    18
SECTION 5.02. Negative Covenants    19

ARTICLE VI EVENTS OF DEFAULT    22
SECTION 6.01. Events of Default    22
ARTICLE VII [Intentionally Omitted]    24
ARTICLE VIII [Intentionally Omitted]    24
ARTICLE IX MISCELLANEOUS    24
SECTION 9.01. Amendments, Etc.    24
SECTION 9.02. Notices, Etc.    24
SECTION 9.03. No Waiver; Remedies    24
SECTION 9.04. Costs and Expenses    25
SECTION 9.05. Right of Set-off    26
SECTION 9.06. Binding Effect    26

SECTION 9.07. Assignments and Participations    27
SECTION 9.08. Confidentiality    28
SECTION 9.09. Governing Law    29
SECTION 9.10. Execution in Counterparts    29
SECTION 9.11. [Intentionally Omitted]    29
SECTION 9.12. Jurisdiction, Etc.    29
SECTION 9.13. [Intentionally Omitted]    29
SECTION 9.14. [Intentionally Omitted]    29
SECTION 9.15. Waiver of Jury Trial    30
SECTION 9.16. USA PATRIOT ACT    30
SECTION 9.17. No Fiduciary Duty    30

ii

Exhibits

Exhibit A    -    Form of Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Assignment and Acceptance
Exhibit D-1    -    Form of Opinion of Counsel for PPG
Exhibit D-1    -    Form of Opinion of Counsel K&L Gates LLP

iii

CREDIT AGREEMENT

Dated as of May 27, 2016

PPG INDUSTRIES, INC., a Pennsylvania corporation (“PPG” or Borrower”) and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a member of MUFG, a global financial group (“MUFG” or “Lender”) agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to the Term Loan made by the Lender to the Borrower, any domestic or foreign branch or Affiliate of the Lender selected by the Lender at its option to make the Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

“Applicable Margin” means (a) in the case of a Base Rate Loan, a rate per annum equal to the Applicable Margin for a LIBOR Loan under clause (b) of this definition minus 1% (but in no event less than zero) and (b) in the case of a LIBOR Loan or a Cost of Funds Loan, a rate per annum equal to the Applicable Rate.

“Applicable Rate” shall be 87.5 basis points.

“Approved Fund” means any fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto or any other form approved by the Lender and PPG, PPG’s consent not to be unreasonably withheld or delayed.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(h) or 6.01(i) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the rate set forth in the definition of “LIBOR Rate” that would apply to a one-month Interest Period starting on such day plus 1% and (c) the Federal Funds Rate for such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate, the LIBOR Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate, the LIBOR Rate or the Federal Funds Rate, as the case may be.

“Base Rate Loan” means the Term Loan during any period in which it bears interest based on the Base Rate in accordance with the provisions of Article II.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Change in Law” the occurrence, after the date of this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the compliance by the Lender (or, for purposes of Section 2.10(b), by any lending office of the Lender or by any Person controlling the Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Confidential Information” means any and all information and data of PPG and any of PPG’s Subsidiaries that is furnished or otherwise becomes known to the Lender, but does not include any such information that is or becomes generally available to the public (other than as a result of the disclosure thereof by the Lender, or any successor or assignee thereof) or that is or becomes available to the Lender from a source other than PPG that is under no duty or obligation to keep such information or data confidential.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiaries” means the subsidiaries of PPG whose accounts are Consolidated with the accounts of PPG in PPG’s Consolidated financial statements prepared in accordance with GAAP.

“Cost of Funds” means the nominal annual rate of interest determined by the Lender from time to time as the cost to the Lender of obtaining funds in an amount sufficient to make an advance to the Borrower, plus the cost to the Lender from time to time of making such advance to the Borrower, including the cost to the Lender of any reserve and other regulatory requirements relating thereto, all of such costs being determined by the Lender in its sole and reasonable discretion.

“Cost of Funds Loan” means the Term Loan during any period in which it bears interest based on the Lender’s Cost of Funds in accordance with the provisions of Article II.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Matters” means the actions, suits and proceedings disclosed or otherwise described in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or Quarterly Report on Form 10-Q for the three-month period ended March 31, 2016.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person approved by the Lender unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07 or unless such Person is a Lender, an Affiliate of the assigning Lender or an Approved Fund, PPG, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) if PPG does not respond to a request to consent for any such approval required by it on or before the fifth Business Day following such request, it shall be deemed to have granted such approval and (ii) none of PPG, any Affiliate of PPG or any natural person shall qualify as an Eligible Assignee.

“Events of Default” has the meaning specified in Section 6.01.
“Federal Bankruptcy Code” has the meaning specified in Section 2.17(k).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Funded Debt” means all Indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Incumbent Board” has the meaning specified in Section 6.01(g).

“Indebtedness” of any Person at any time means, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and (b) all Guarantees by such Person.

“Interest Period” means, initially, for each LIBOR Loan, the period commencing on the date of such LIBOR Loan or the date of the Conversion of any Base Rate Loan or Cost of Funds Loan into such LIBOR Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to LIBOR Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, or three months as the Borrower may select upon notice received by the Lender not later 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

(a)the Borrower may not select any Interest Period that ends after the Termination Date;

(b)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(c)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lender” means MUFG or any assignee of Lender pursuant to Section 9.07.

“LIBOR Loan” shall mean the Term Loan during any period in which it bears interest based on the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” means the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate at approximately 11:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion) with a term equivalent to such Interest Period. If the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, collectively, this Agreement and the Note.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board as from time to time in effect, including all official interpretations thereunder or thereof.

“Material Adverse Effect” means a materially adverse effect on the business, assets, operations or financial condition of PPG and its Subsidiaries, taken as a whole, or a material impairment of the ability of PPG to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is or will be a party.

“MUFG” has the meaning specified in the introductory paragraph.

“Note” means the promissory note of the Borrower payable to the order of the Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender under this Agreement.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Parent” means, with respect to the Lender, any Person as to which the Lender is, directly or indirectly, a Subsidiary.

“Participant Register” has the meaning specified in Section 9.07(e).

“PATRIOT Act” has the meaning set forth in Section 9.16.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Post Petition Interest” has the meaning specified in Section 7.05(b).

“PPG” has the meaning specified in the introductory paragraph hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by MUFG as its prime rate in effect at its office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 9.07(d).

“Restricted Subsidiary” means:

(a)any Subsidiary of PPG other than

(i)a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof), or

(ii)a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or

(iii)a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of PPG, or

(iv)a Subsidiary the stock of which is held primarily for the purpose of securing the investment of PPG in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract, and

(b)any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of PPG as follows:

PPG may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of PPG it does not own a manufacturing or research property, plant or facility which is of material importance to the business of PPG and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. PPG may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions administered or enforced by any Sanctions Authority (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person organized or resident in any Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or two or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, (b) the United Kingdom, including Her Majesty’s Treasury, (c) the United Nations Security Council, (d) the European Union, (e) Canada or (f) any other national or supra-national governmental authority that administers or enforces economic sanctions with jurisdiction over the Borrower or any of the Borrower’s Subsidiaries.

“Secured Debt” means Indebtedness for money borrowed if such Indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any of the manufacturing or research property, plant or facilities of PPG or any Restricted Subsidiary (but not including a property determined not to be a principal property of PPG or a Restricted Subsidiary by the board of directors of PPG in its discretion) or on any shares of stock or indebtedness of any Restricted Subsidiary.

“Shareholders’ Interest” means as of any particular time, the aggregate of equity capital and surplus of PPG and its Consolidated Subsidiaries, after deducting the cost of the shares of PPG held in PPG’s treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by PPG), as shown on a consolidated balance sheet of PPG and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the latest fiscal year ended prior to such determination.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” and “Other Taxes” have the respective meanings specified in Section 2.13.

“Termination Date” means March 30, 2017.

“Total Capitalization” means, as at any date, with respect to PPG and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of PPG and its Consolidated Subsidiaries prepared as at such date opposite the caption “Total Shareholders’ Equity” (or the equivalent caption), excluding the amount reported in the financial statements as “Accumulated Other Comprehensive Income (Loss)” related to “Pension and Other Postretirement Benefit Adjustments”.

“Total Indebtedness” means, as at any date, the total amount of Indebtedness of PPG and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of PPG which is not a Restricted Subsidiary.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by PPG or by one or more Wholly-owned Restricted Subsidiaries, or by PPG in conjunction with one or more Wholly-owned Restricted Subsidiaries.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(c) (“GAAP”). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made
(i)without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease obligations (and therefore not as Indebtedness for purposes of this Agreement).

ARTICLE II

THE TERM LOAN

SECTION 2.01. Term Loan.

(a)    Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Borrower on the Effective Date in the amount of $250,000,000 under this Agreement (the “Term Loan”). No other loans shall be made under this Agreement after the Effective Date.

(b)    On the Effective Date, the Lender shall wire transfer the Term Loan, in immediately available funds by no later than 3 p.m., New York City time to the bank account designated in writing by the Borrower pursuant to Section 2.02(a).

SECTION 2.02. Notice of Borrowing, Notices of Continuation and Conversion.

(a)In order to request the Term Loan, the Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) to the Lender not later than (i) 11:00 a.m. (New York City time), on the Effective Date, if the Term Loan shall be a Base Rate Loan, (ii) 11:00 a.m. (New York City time), on the third Business Day prior to the Effective Date, if the Term Loan shall be a LIBOR Loan (the “Notice of Borrowing”), or (iii) on the Effective Date, if the Term Loan shall be Cost of Funds Loan, 1 p.m. (New York City time), on the Effective Date. The Notice of Borrowing shall be substantially the form of Exhibit B hereto and shall irrevocable and shall specify (A) the date of the borrowing of the Term Loan (which shall be the Effective Date), (B) whether a Base Rate Loan, a LIBOR Loan (and the initial Interest Period) or a Cost of Funds Loan, (C) the amount thereof (which shall be $250,000,000); and (D) the bank account (together with wire transfer instructions) to which the proceeds of the Term Loan should be transferred by the Lender.
(b)In the event that the Borrower would like to (i) continue the Term Loan as a LIBOR Loan, or (ii) convert the Term Loan from a Base Rate Loan or a Cost of Funds Loan to a LIBOR Loan, then by no later than 10:00 a.m., New York City time, three Business Days before (A) the end of the Interest Period then applicable to the outstanding LIBOR Loan, or (B) the date that the Borrower would like to convert the outstanding Base Rate Loan or Cost of Funds Loan to LIBOR Loan, as applicable, the Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) to the Lender specifying the date of continuation of or conversion to, as applicable, a LIBOR Loan and the Interest Period (which shall be a period contemplated by the definition of the term “Interest Period”) which shall be applicable to such LIBOR Loan. Such notice (whether it is a continuation notice or conversion notice) shall be irrevocable. In the event the Borrower would like to convert the Term Loan from a LIBOR Loan to a Base Rate Loan or a Cost of Funds Loan, by no later than the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) to the Lender stating that such LIBOR Loan shall be converted to a Base Rate Loan or a Cost of Funds Loan at the end of such Interest Period.
(c) In the case the Notice of Borrowing specifies the Term Loan is to be comprised of a LIBOR Loan, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such LIBOR Loan, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Term Loan when the Term Loan, as a result of such failure, is not made on such date.
SECTION 2.03. [Intentionally Omitted].

SECTION 2.04. Repayment. The Borrower shall repay to the Lender on the Termination Date the aggregate principal amount of the Term Loan.

SECTION 2.05.    Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Loans. During such periods as the Term Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii)LIBOR Loans. During such periods as the Term Loan is a LIBOR Loan, a rate per annum equal at all times during each Interest Period to the sum of (x) the LIBOR Rate for such Interest Period plus (y) the Applicable Margin payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months, from the first day of such Interest Period and on the date such LIBOR Loan shall be Converted or paid in full.

(iii)Cost of Funds Loan. During such periods as the Term Loan is a Cost of Funds Loan, a rate per annum equal at all times to the sum of (x) the Cost of Funds plus (y) the Applicable Margin payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Cost of Funds Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Lender may require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of the Term Loan, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by the Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above; provided, however, that, following acceleration of the Term Loan pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand.

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Interest Rate Determination. (a) If the LIBOR Rate for any Interest Period for the Term Loan will not adequately reflect the cost to the Lender of making, funding or maintaining the Term Loan for such Interest Period, the Lender shall forthwith so notify the Borrower, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay the Term Loan or (y) Convert the Term Loan into a Base Rate Loan. The Lender shall certify its cost of funds for each Interest Period to the Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such period).

(b) If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Lender will forthwith so notify the Borrower and the Term Loan will automatically, on the last day of the then existing Interest Period therefor Convert into a Base Rate Loan.

(c) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) if the Term Loan is a LIBOR Loan, it will automatically, on the last day of the then existing Interest Period therefor be Converted into Base Rate Term Loan and (ii) the obligation of the Lender to make, or to Convert the Term Loan into, a LIBOR Loan shall be suspended.

SECTION 2.08. [Intentionally Omitted].

SECTION 2.09. Prepayments.

(a)    The Borrower shall have the right at any time and from time to time to prepay the Term Loan, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Lender; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. No Loan which is repaid or prepaid may be reborrowed.

(b)    Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBOR Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lender in respect thereof pursuant to Section 9.04(c).

SECTION 2.10. Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining LIBOR Loans (excluding for purposes of this Section 2.10 any such increased costs resulting from (1) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (2) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)     If the Lender determines that Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any Person controlling the Lender and that the amount of such capital or liquidity is increased by or based upon the existence of the Lender’s commitment to lend, or to participate in, or issue or maintain any Loan hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such Person in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of the Lender’s commitment to lend, or to participate in, or issue or maintain any Loan hereunder. A certificate as to such amounts submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender or its Applicable Lending Office to perform its obligations hereunder to make LIBOR Loans or to fund or maintain LIBOR Loans hereunder, (a) such LIBOR Loan will automatically, upon such demand, be Converted into a Base Rate Loan and (b) the obligation of the Lender to make LIBOR Loan or to Convert Loans into LIBOR Loans shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) the Borrower shall make each payment hereunder, without counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to the Term Loan not later than 11:00 A.M. (New York City time) on the day when due to the Lender at: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York branch, Fed ABA Routing No.: [REDACTED], Account No.: [REDACTED], Attention: Loan Operations Department, Reference: PPG Industries Term Loan in same day funds, to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Borrower shall make all payments hereunder and under the other

Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)     The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of the Borrower’s accounts with the Lender any amount so due.

(c)     All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the LIBOR Rate or the Federal Funds Rate for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)     Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, or upfront fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION 2.13. Taxes. (a) Any and all payments by or on behalf of the Borrower to or for the account of the Lender hereunder or under any of the other Loan Documents shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, assessments, fees, charges, withholdings and liabilities in respect of payments hereunder or under any of the other Loan Documents being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)     In addition, the Borrower shall be liable for the payment of and shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the other Loan Documents or any other documents to be delivered hereunder or thereunder (hereinafter referred to as “Other Taxes”).

(c)     The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by the Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)     Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Lender. For purposes of this subsection (d) and subsection (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)     The Lender is organized under the laws of a jurisdiction outside the United States and shall provide the Borrower with two original Internal Revenue Service forms W-8BEN or W-8BEN-E, as applicable, or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Note. If the form provided by the Lender at the time the Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Without limiting any of the above, if the Lender would be entitled to claim, with respect to a payment from the Borrower that is a United States person, as defined by Section 7701(a)(30) of the Internal Revenue Code, or that is otherwise a United States-source payment, the benefits of the exemption from United States withholding tax for portfolio interest under section 881(c) of the Internal Revenue Code, the Lender shall also deliver a certificate to the effect that the Lender is not (A) “bank” within the meaning of section 881 (c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of PPG within the meaning of section 881 (c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881 (c)(3)(C) of the Internal Revenue Code. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8BEN-E, as applicable, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)     For any period with respect to which the Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a Change in Law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), the Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States of America solely by reason of such failure; provided, however, that should the Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

SECTION 2.14. [Intentionally Omitted].

SECTION 2.15. Evidence of Debt. (a) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The Borrower agrees that upon notice by the Lender to the Borrower to the effect that a Note is required or appropriate in order for the Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loan owing to, or to be made by, the Lender, the Borrower shall promptly execute and deliver to the Lender a Note payable to the order of the Lender in a principal amount of the Term Loan.

(b)     [Intentionally Omitted].

(c)     Entries made in good faith by the Lender in the Register pursuant to subsection (b) above, and by the Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to the Lender, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Use of Proceeds. The proceeds of the Term Loan shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of PPG and its Subsidiaries.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent. The obligations of the Lender to make the Term Loan hereunder shall not become effective until the date (the “Effective Date”) occurring on or prior May 27, 2016, on which the following conditions precedent have been satisfied:

(a)There shall have occurred no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole since December 31, 2015.

(b)Except for the Disclosed Matters, there shall exist no action, suit, investigation, litigation or proceeding affecting PPG or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(c)All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d)PPG shall have notified the Lender in writing as to the proposed Effective Date.

(e)PPG shall have paid all accrued fees and expenses of the Lender payable on or prior to the Effective Date to the extent and as previously agreed in writing.

(f)On the Effective Date, the following statements shall be true and the Lender shall have received for the account of the Lender a certificate signed by a duly authorized officer of PPG, dated the Effective Date, stating that:

(i)The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)	No event has occurred and is continuing that constitutes a Default.

(g)The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Lender and (except for the Note) in sufficient copies for the Lender:

(i)A fully executed copy of this Agreement, the Notice of Borrowing and the Note to the order of the Lender to the extent requested by the Lender pursuant to Section 2.15.
(ii)Certified copies of the resolutions of the Board of Directors and the Executive Committee of PPG authorizing the negotiation and execution of this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(iii)A certificate of the Secretary or an Assistant Secretary of PPG certifying the names and true signatures of the officers of PPG authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder or thereunder.

(iv)Favorable opinions of Glenn Bost, Esquire and K&L Gates LLP, counsel for PPG, substantially in the forms of Exhibit E-1 and Exhibit E-2 hereto, respectively, and as to such other matters as the Lender may reasonably request.

(v)Written evidence (which may include telecopy transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement.

(h)The Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Borrower as shall have been reasonably requested by the Lender that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of PPG. PPG represents and warrants as follows:
(a)    It is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate authority to own its properties and to carry on the business in which it is engaged; and it is duly qualified to transact the business in which it is engaged and is in good standing (to the extent such concept is recognized) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to so qualify would not have a Material Adverse Effect.
(b)    It has the corporate power and authority to execute, deliver and perform this Agreement, to make the borrowing provided for herein, to execute and deliver each of the other Loan Documents to which it is a party and to perform its obligations under each of the other Loan Documents to which it is a party; and all such action has been duly authorized by all necessary corporate proceedings on its part.

(c)    The audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows contained in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of December 31, 2014 and 2015 and the results of operations and cash flows of PPG and its Consolidated Subsidiaries for each of the three fiscal years ending on December 31, 2015, 2014 and 2013. The unaudited consolidated balance sheets and related consolidated statements of income contained in PPG’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for changes resulting from audit and normal year-end adjustments and for the absence of footnotes and other information required to be included in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of March 31, 2016 and the results of operations of PPG and its Consolidated Subsidiaries for the fiscal quarter then ended.

(d)    Neither the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate or result in a breach (i) of any of the terms, conditions or provisions of the Restated Articles of Incorporation or bylaws of PPG; or (ii) of any order, writ, injunction or decree of any court or any law or regulation of the Federal government, the State of New York or any state in which the real or personal property owned or leased or the business conducted by PPG or any of its Subsidiaries is material to their respective operations, or any instrumentality of such government; or (iii) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder which default would have a Material Adverse Effect; or (iv) of any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property of PPG or any of its Subsidiaries, which lien, charge or encumbrance would have a Material Adverse Effect.

(e)     This Agreement and each of the other Loan Documents to which it is a party have been duly and validly executed and delivered by PPG and constitute legal, valid and binding obligations of PPG enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(f)    No authorization, consent, approval, license or other action by, and no registration or filing with, any government agency or instrumentality is necessary in connection with the execution and delivery of this Agreement or the Note, the consummation of the transactions herein contemplated or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies or instrumentalities as have been or will be timely made or obtained.

(g)    There is no threatened or, to the knowledge of PPG, pending proceeding by or before any court, government agency or instrumentality or arbitrator against or affecting PPG or any of its Subsidiaries which (i) except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(h)    No part of the Term Loan or proceeds of any extension of credit hereunder will be utilized for the purpose of enabling PPG to buy or carry any Margin Stock and neither PPG nor any Subsidiary is in the business of extending credit to others for such purpose.

(i)    (i) PPG and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes.

(ii)     PPG and its Subsidiaries have complied with all obligations under all material leases to which each of them is a party and all such leases are in full force and effect, except where failure to so comply would not have a Material Adverse Effect. PPG and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.

(iii)     PPG and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted without conflict with the rights of others in any manner that would have a Material Adverse Effect.

(j)    No statement made by PPG in any certificate, report or document furnished by or on behalf of PPG under or in connection with this Agreement or any of the other Loan Documents is false or misleading in any material respect and no such certificate, report or document omits to state a material fact necessary to make the statements contained therein not misleading.

(k)    Since December 31, 2015 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole.

(l)    PPG has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by PPG except for any taxes or assessments that PPG is contesting in good faith. The charges, accruals and reserves on the books of PPG in respect of taxes or other governmental charges are, in the opinion of PPG, adequate.
(m)    PPG and its Subsidiaries are in compliance in all material respects with all laws and regulations relating to the protection of the environment except where the failure to do so, either singly or in the aggregate, would not have a Material Adverse Effect.

(n)    PPG is not is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o)    Other than Liens permitted pursuant to Section 5.02(c) and Liens which would not result in a Material Adverse Effect, no Lien exists over all or any of the present or future revenues or assets of PPG or any of its Subsidiaries.

(p)    [Intentionally Omitted].

(q)    No financial statement contained in any filing by PPG with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.

(r)    The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries and their respective directors and executive officers and, to the knowledge of the Borrower, any other officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would constitute or give rise to a violation of applicable Sanctions. None of the Borrower, any Subsidiary or any of their respective directors or executive officers or, to the knowledge of the Borrower, any other officers, employees or any agents acting on behalf of the Borrower or any of its Subsidiaries in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

As used in this Section 4.01, “material” shall mean material in the context of the financial condition of PPG and its Consolidated Subsidiaries taken as a whole.
ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as the Term Loan shall remain unpaid, the Borrower will:

(a)Reports, Financial Statements and Other Information. (i) File or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K required to be filed by PPG and deliver to the Lender, within 120 days of the end of each fiscal year of PPG, a certificate of the chief financial officer of PPG as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with the ratio of Total Indebtedness of PPG and its Consolidated Subsidiaries to Total Capitalization as provided in Section 5.02(b) hereof, provided that, to the extent that the Lender is required pursuant to applicable law to obtain directly from the Borrower any financial statements included in any such report filed with the United States Securities and Exchange Commission, the Borrower shall promptly provide such financial statements upon reasonable request of the Lender; (ii) concurrently with the delivery of financial statements under clause (i) above, a certificate of a financial officer of PPG (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(b); (iii) promptly furnish to the Lender for distribution to the Lender, subject to reasonable confidentiality requirements if appropriate, such information respecting the financial condition and affairs of PPG as the Lender may reasonably require; and (iv) promptly after the commencement thereof, furnish to the Lender, subject to reasonable confidentiality requirements if appropriate, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting PPG or any of its Subsidiaries of the type described in Section 4.01(h), provided that the Borrower shall have no obligation to furnish the notice referred to in this clause (iv) with respect to such actions or proceedings referred to in Section 4.01(h)(i) which are not reasonably likely to be adversely decided.

(b)Notice of Default. Within five days after any officer of PPG obtains knowledge of any Default or Event of Default, PPG will provide to the Lender a certificate of PPG setting forth the details thereof and the action which PPG is taking or proposes to take with respect thereto.

(c)Maintenance of Properties. Maintain and keep, and shall cause its Subsidiaries to maintain and keep, their respective properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of PPG are necessary and in the interests of PPG or such Subsidiary; provided, however, subject to Section 5.02(d), that nothing in this Section 5.01(c) shall prevent PPG (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective businesses from time to time if, in the judgment of PPG or such Subsidiary, such sale, abandonment, disposition or discontinuance is advisable.

(d)Existence; Business and Properties. Do or cause to be done, except in the case of any of its Subsidiaries where the failure to do so would not have a Material Adverse Effect, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its board of directors shall determine in its judgment.

(e)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with applicable tax laws and environmental laws.

(f)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which PPG or such Subsidiary operates; provided, however, that PPG and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by PPG and such Subsidiary.

(g)Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions.

SECTION 5.02. Negative Covenants. So long as the Term Loan shall remain unpaid, PPG will not, and will not permit any of its Restricted Subsidiaries (or (i) in the case of clause (b) below, its Consolidated Subsidiaries and (ii) in the case of clauses (f) and (g) below, its Subsidiaries) to:

(a)Sale of Assets, Consolidation, Merger, etc. (i) Sell, transfer or lease all or substantially all of the assets, business or property of (A) PPG or (B) PPG and its Restricted Subsidiaries on a consolidated basis; or (ii) enter into any merger or consolidation, unless PPG or such Restricted Subsidiary shall be the surviving corporation.

(b)Financial Undertaking. Permit the ratio of Total Indebtedness to Total Capitalization to exceed 60% at any time.

(c)Secured Debt. Issue, assume, guarantee, create or incur any Secured Debt without effectively providing that the Term Loan (together with, if PPG shall so determine, any other Indebtedness of PPG or such Restricted Subsidiary then existing or thereafter created ranking equally with the Term Loan, including Guarantees of Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this Section 5.02(c) shall not apply to Secured Debt secured by:

(i)mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;

(ii)mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;

(iii)mortgages on particular property to secure Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of PPG, substantially unimproved, or to secure any Indebtedness incurred to provide funds for such purpose;

(iv)mortgages on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

(v)mortgages which secure Indebtedness owing to PPG or a Wholly-owned Restricted Subsidiary by a Subsidiary of PPG; and

(vi)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or of any Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).

As used in clauses (i) through (vi) above, the terms “mortgage” or “mortgages” shall include pledges, liens, and security interests.

Notwithstanding the foregoing provisions of this Section 5.02(c), PPG and any one or more Restricted Subsidiaries may, without equally and ratably securing the Term Loan, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of (a) the aggregate amount of all such Secured Debt of PPG and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (i) through (vi) above) and (b) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 5.02(d)) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.02(d)(i)(B)) does not exceed 5% of the Shareholders’ Interest.

(d)Limitation on Sales and Leasebacks and Transfers of Assets to Unrestricted Subsidiaries.

(i)Enter into any arrangement with any bank, insurance company or other lender or investor, or to which the Lender or investor is a party, providing for the leasing to PPG or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by PPG or such Restricted Subsidiary to the Lender or investor or to any person to whom funds have been or are to be advanced by the Lender or investor on the security of such real property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(A)PPG or such Restricted Subsidiary could create Secured Debt secured by a mortgage, in accordance with Section 5.02(c), on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Term Loan, or

(B)PPG applies (and in any case PPG covenants that it will apply) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by PPG or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG) to the retirement of Funded Debt of PPG; provided that the amount to be applied to the retirement of Funded Debt of PPG shall be reduced by

(1)the principal amount of any Term Loan outstanding on the date of the Sale and Leaseback Transaction repaid by PPG within 120 days after such Sale and Leaseback Transaction (provided that PPG gives notice pursuant to Section 2.04 of the termination of an aggregate amount of the Commitment of the Lender equal to the Term Loan so repaid), and

(2)the principal amount of Funded Debt, other than Term Loan, voluntarily retired by PPG within 120 days after such sale;

provided that no repayment or retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

For purposes of this Section 5.02(d) and Section 5.02(c), the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

(ii)Transfer any assets which, in the reasonable opinion of the board of directors of PPG, constitute a major manufacturing or research property, plant or facility of PPG and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.

(e)Margin Stock. Purchase or hold any Margin Stock if more than 25% of the value of its assets (as defined in said Regulation U) is or would be represented by Margin Stock.

(f)Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company

Accounting Oversight Board or any similar foreign governmental agency or instrumentality.

(g)Change in Nature of Business. Change the primary nature of its business from manufacturing and selling coatings and related products.

(h)Anti-Corruption and Sanctions Laws. The Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Term Loan, directly or indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto.
ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) PPG shall default (whether as direct obligor or guarantor) in the payment of principal of the Term Loan when due; or (ii) PPG shall default (whether as direct obligor or guarantor) in the payment of any interest, fee or any other amount payable under this Agreement or under any other Loan Document and, in the case of this clause (ii), such default shall have continued for a period of five (5) Business Days thereafter;

(b)PPG shall default (whether as direct obligor or guarantor) (i) in any payment of principal of or interest on any other obligation for borrowed money in excess of $50,000,000 in unpaid principal amount beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such other obligation for borrowed money in excess of $50,000,000 is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

(c)Any representation or warranty made herein or pursuant hereto by PPG, or any certificate furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;

(d)PPG shall default in the performance of any covenant contained in Section 5.01(b) or Section 5.02 hereof;

(e)PPG shall default in the performance of any other covenant, term, condition or provision of this Agreement or any other Loan Document and such default shall not be remedied for a period of thirty (30) days after written notice thereof to PPG from the Lender;

(f)A final judgment or order for the payment of money in excess of $50,000,000 shall be rendered by a court of record against PPG and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of thirty (30) days;

(g)Any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of PPG (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in clause (ii) of this paragraph (g)), or (ii) individuals who, as of the date of this Agreement were directors of PPG, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (such directors together herein called the “Incumbent Board”), cease to constitute a majority of the board of directors of PPG;

(h)A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;

(i)PPG shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of PPG or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

then, and in any such event, the Lender (i) may by notice to the Borrower, declare the Term Loan, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Term Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
[Intentionally Omitted]

ARTICLE VIII
[Intentionally Omitted]

ARTICLE IX MISCELLANEOUS
SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender. It is acknowledged and agreed that the exercise by PPG of its rights under Section 2.04(b) shall not be deemed to require any amendment, waiver or consent under this Section 9.01.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, (i) if to the Borrower, at the address of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-4416, Attention: Treasurer, with a copy to PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-2490, Attention: Senior Vice President and General Counsel; (ii) if to the Lender, at its at its address (or telecopy number) at 1221 Avenue of the Americas, New York, New York 10020, telecopy number: 212-782-6445, Attention: Mark Marron, telephone number: 212-782-4337 ; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied, or delivered to the telegraph company, respectively, except that notices and communications to the Lender pursuant to Article II, III or VIII shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)     Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. The Lender or PPG may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.03. No Waiver; Remedies. No failure on the part of the Borrower or the Lender to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) PPG agrees to pay all reasonable and customary out-of-pocket costs and expenses of the Lender (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and the reasonable fees and expenses of counsel for the Lender with respect thereto. PPG further agrees to pay all reasonable and documented out-of-pocket costs and expenses, if any, of the Lender incurred in connection with the enforcement of this Agreement, any of the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)     The Borrower agree to indemnify and hold harmless the Lender of its respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Term Loan or (ii) the actual or alleged presence of hazardous materials on any property of PPG or any of its Subsidiaries or any environmental action relating in any way to PPG or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Term Loan. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct.

(c)     If (x) any payment or prepayment of principal of, or Conversion of, any LIBOR Loan is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such LIBOR Loan, as a result of a payment, prepayment or Conversion pursuant to Section 2.07, 2.09 or 2.11, acceleration of the maturity of the Note pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment, prepayment or Conversion pursuant to Section 2.07, 2.09 or 2.11, (y) any assignment of any LIBOR Loan of the Borrower is made by the Lender other than on the last day of as a result of a demand by PPG pursuant to Section 9.07(a) or (z) the Borrower fails for any reason (including without limitation because applicable conditions precedent have not been satisfied) to borrow any LIBOR Loan, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment, Conversion, assignment or failure to borrow, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender as specified in this Section 9.04(c) delivered to the Borrower shall be conclusive absent demonstrable error.

(d)     Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Note.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) either (x) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Lender to declare the Note due and payable pursuant to the provisions of Section 6.01 or (y) the automatic acceleration of the Term Loan pursuant to Section 6.01, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by the Lender, whether or not the Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the applicable Borrower and the Lender after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.17, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by PPG and the Lender thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

SECTION 9.07. Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loan); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 unless otherwise agreed by the Lender and, so long as no Default has occurred and is continuing, PPG, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Lender, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment, and (vii) the Lender may, without the approval of PPG, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, 2.13 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto).

(b)     By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)     [Intentionally Omitted].

(d)     [Intentionally Omitted].

(e)     The Lender may sell participations to one or more banks or other entities (other than PPG or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) the Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note or any fees or other amounts payable hereunder or thereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Lender (in its capacity as Lender) shall have no responsibility for maintaining a Participant Register.

(f)     The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to PPG furnished to the Lender by or on behalf of PPG; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to PPG received by it from the Lender.

(g)     Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loan owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to any other central bank; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.

(h)     [Intentionally Omitted].

SECTION 9.08. Confidentiality. The Lender shall not disclose any Confidential Information to any other Person without the consent of PPG, other than (a) to the Lender’s or the Lender’s Affiliates and their officers, directors, employees, agents and advisors; (b) as contemplated by Section 9.07(f), to actual or prospective assignees and participants, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and their obligations (provided, such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.08 or other provisions at least as restrictive as this Section 9.08) in each case only on a confidential need-to-know basis; (c) as required by any law, rule or regulation or judicial process; (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or financial institutions (including any self-regulatory authority); (e) to any other party hereto; (f) in connection with any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (g) with the consent of PPG; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.08, (ii) is available to the Lender on a non-confidential basis prior to disclosure by a Borrower or any of its Subsidiaries or (iii) becomes available to the Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower; and (i) on a confidential basis to (x) any rating agency in connection with rating a Borrower or its Subsidiaries or the Term Loan, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan or (z) data service providers, including league table providers, that serve the lending industry.

SECTION 9.09. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. [Intentionally Omitted].

SECTION 9.12. Jurisdiction, Etc. (a) (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which PPG or any other Borrower organized under the laws of the United States or any State thereof is a party and (ii) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding to which the Borrower not organized under the laws of the United States or any State thereof is a party, in each of the cases referred to in the preceding clauses (i) and (ii) in any case arising out of or relating to this Agreement or the Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section
9.02. Each Designated Subsidiary hereby further agrees that service of process in any such action or proceeding brought in any such New York state court or in any such federal court may be made upon PPG at its address referred to in Section 9.02, and each Designated Subsidiary hereby irrevocably appoints PPG as its authorized agent to accept such service of process, and hereby irrevocably agrees that the failure of PPG to give any notice of any such service to such Designated Subsidiary shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. [Intentionally Omitted].

SECTION 9.14. [Intentionally Omitted].

SECTION 9.15. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE LENDER, IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.16. USA PATRIOT ACT. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title iii of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with said Act.

SECTION 9.17. No Fiduciary Duty. The Lender their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of each of the Borrower, their stockholders and/or their Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. Each of the Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PPG INDUSTRIES, INC.

By: /s/ Vincent J. Morales
Name: Vincent J. Morales
Title: Vice President, Investor Relations and Treasurer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By: /s/ Mark Marron
Name: Mark Marron
Title: Managing Director

EXHIBIT A - FORM OF PROMISSORY NOTE

U.S.$ 250,000,000.00 Dated: May 27, 2016

FOR    VALUE    RECEIVED,    the    undersigned, PPG INDUSTRIES, INC., a
Pennsylvania corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of The Bank of Tokyo- Mitsubishi UFJ, Ltd. (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of U.S.$250,000,000 made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as the date hereof between the Borrower and the Lender (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of Term Loan from the Effective Date until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of the Term Loan are payable in lawful money of the United States of America to the Lender, in same date funds, at:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
Fed ABA Routing No.: [REDACTED]
Account No.: [REDACTED]
Attention: Loan Operations Department
Reference: PPG Industries Term Loan

This Promissory Note is entitled to the benefits of, the Credit Agreement. The Credit Agreement contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

PPG INDUSTRIES, INC.

By	Name:
Title:

EXHIBIT B - FORM OF NOTICE OF
BORROWING

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, New York 10020
Attention: Mark Marron

[Date]

Ladies and Gentlemen:

The undersigned, PPG INDUSTRIES, INC., refers to the Term Loan Credit Agreement, to be dated as of May 27, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among PPG Industries, Inc., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the Term Loan under the Credit Agreement, and in that connection sets forth below the information relating to the Term Loan as required by Section 2.02(a) of the Credit Agreement:

The Business Day of the borrowing of the Term Loan is May 27, 2016.
(i)The Term Loan is a [Base Rate Loan] [LIBOR Loan] [Cost of Funds Loan].

(ii)	The aggregate amount of the Term Loan is $250,000,000.

(iv)     Borrower’s Payment Instructions:

[(v) The initial Interest Period for the Term Loan if it is a LIBOR Loan is month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof:

(A)the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) are correct, before and after giving effect to the making of the Term Loan and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)no event has occurred and is continuing, or would result from the making of the Term Loan or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

PPG INDUSTRIES, INC.

By
Name:
Title:

EXHIBIT C - FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Credit Agreement, dated as of May 27, 2106 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PPG Industries, Inc., a Pennsylvania corporation (“PPG”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd. Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the amount of the Term Loan owing to the Assignee will be as set forth on Schedule 1 hereto.

2.The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) and requests that the Lender exchange the Note for a new note payable to the order of the Assignee in an amount equal to the amount assumed by the Assignee pursuant hereto.

3.The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Lender, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Lender to take such action as Lender on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Lender by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4.Following the execution of this Assignment and Acceptance, it will be delivered to the Lender for acceptance and recording by the Lender. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Lender, unless otherwise specified on Schedule 1 hereto.

5.Upon such acceptance and recording by the Lender, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.Upon such acceptance and recording by the Lender, from and after the Effective Date, the Lender shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1 to
Assignment and Acceptance

Percentage interest assigned:         %

Assignee’s Commitment:     $

Aggregate outstanding principal amount of Term Loan assigned:     $

Principal amount of Note payable to Assignee:     $

Principal amount of Note payable to Assignor:     $

Effective Date*:___________, 201_

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

Dated:    __________,201_

[NAME OF ASSIGNEE], as Assignee
By
Name:
Title:

Dated: __________,201_

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Lender.

[Approved this day
of ,201_

PPG INDUSTRIES, INC.

By	]* Name:
Title:

*    Required if no Event of Default has occurred and is continuing and the Assignee is not an Affiliate of the Assignor.

EXHIBIT D - FORM OF OPINION OF COUNSEL
FOR PPG

May 27, 2016

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, New York 10020
Attention: Mark Marron

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(iv) of that certain Term Loan Credit Agreement dated as of May 27, 2016 (the “Credit Agreement”) between PPG Industries, Inc. (the “Company”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I have acted as counsel to PPG in connection with the preparation, execution and delivery of the Credit Agreement. In that connection, I have examined, or caused to be examined, the following:

(1)    The Credit Agreement signed by each of the parties thereto.

(2)    The documents furnished by PPG pursuant to Section 3.01 of the Credit Agreement.

(3)    The Restated Articles of Incorporation of PPG and all amendments thereto as in effect as of the date hereof (the “Charter”).

(4)    The Amended and Restated Bylaws of PPG as in effect as of the date hereof (the “Bylaws”).

(5)    A certificate of the Secretary of the Commonwealth of Pennsylvania, dated May [27], 2016, attesting to the continued corporate existence and good standing of PPG in the Commonwealth of Pennsylvania.

I have also examined the originals, or duplicates or certified or conformed copies, of such other corporate records of PPG, certificates of public officials and of officers and representatives of PPG, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have relied upon certificates of public officials and of officers and representatives of PPG. In addition, I have examined, and have relied as to matters of fact upon, the representations and warranties made in the Credit Agreement.

In rendering the opinions below, I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by each party thereto other than PPG, the genuineness of all signatures of parties other than PPG, the legal capacity of all natural persons other than officers or representatives of PPG, the authenticity of all documents submitted to me as originals, and the conformity to original documents and authenticity of all documents submitted to me as duplicates or certified or conformed copies.

My opinions expressed below are limited to the laws of the Commonwealth of Pennsylvania and the Federal law of the United States.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set for herein, I am of the opinion that:

1.    PPG (a) is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and (b) has duly authorized, executed and delivered the Credit Agreement.

2.    The execution, delivery and performance by PPG of the Credit Agreement and the Note, and the consummation of the transactions contemplated thereby, are within PPG’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws, (ii) any law, rule or regulation applicable to PPG (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to the best of my knowledge, any contractual or legal restriction contained in any document binding upon PPG.

3.    No authorization, approval or other action by, and no notice to or filing with, any Federal or Pennsylvania governmental authority or regulatory body or any other third party is required for (a) the due execution and delivery of the Credit Agreement or the Note, (b) the borrowings by PPG in accordance with the terms of the Credit Agreement or (c) the performance by PPG of its payment obligations under the Credit Agreement.

4.    In any action or proceeding arising out of or relating to the Credit Agreement or the Note in any court of the Commonwealth of Pennsylvania or in any Federal court sitting in the Commonwealth of Pennsylvania, such court would likely recognize and give effect to the provisions of Section 9.09 of the Credit Agreement, wherein the parties thereto agree that the Credit Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania would likely apply the usury law of the State of New York, and would likely not apply the usury law of the Commonwealth of Pennsylvania, to the Credit Agreement and the Note. However, if a court of the Commonwealth of Pennsylvania or a Federal court sitting in the Commonwealth of Pennsylvania were to hold that the Credit Agreement and the Note are governed by, and to be construed in accordance with, the laws of the Commonwealth of Pennsylvania, the Credit Agreement and the Note would be, under the laws of the Commonwealth of Pennsylvania, legal, valid and binding obligations of PPG enforceable against PPG in accordance with their respective terms.

5.    To the best of my knowledge, except for the Disclosed Matters, there are no pending or overtly threatened actions or proceedings against PPG or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Note or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

The opinions set forth above are subject to the following qualifications:

(a)    My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)    My opinion in paragraph 4 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Very truly yours,

Glenn E. Bost II
Senior Vice President and General Counsel

EXHIBIT D-2 - FORM OF OPINION OF K&L Gates LLP

May 27, 2016

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, New York 10020
Attention: Mark Marron

Re: PPG Industries, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to PPG Industries, Inc., a Pennsylvania corporation (the “Company”) in connection with the Term Loan Credit Agreement dated as of May 27, 2016 (the “Credit Agreement”) between the Company and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Lender”). The Credit Agreement provides for a term loan (the “Transaction” or the “Term Loan”) from the Lender to the Company in an aggregate principal amount of $250,000,000. We are delivering this opinion letter to you at the Company’s request pursuant to Section 3.01(h)(iv) of the Credit Agreement. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus.Law. 831 (1998), and Guidelines for the Preparation of Closing Opinions, 57 Bus.Law. 875 (2002), of the Committee on Legal Opinions, ABA Section of Business Law.

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	Credit Agreement
2. Note dated as of May 27, 2016 in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Capitalized terms used but not defined in this opinion letter have the meanings given to them in the Credit Agreement.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents and have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter we made the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original and that all signatures (including signatures on behalf of the Company) on each such document are genuine. We have also assumed that the Company is a corporation duly incorporated and subsisting under the laws of the Commonwealth of Pennsylvania, that the Company has the corporate power to execute, deliver, and perform its obligations under each of the Transaction Documents, that the Company has taken all action necessary to authorize the execution and delivery of and performance of its obligations under each of the Transaction Documents, and that the Company has duly executed and delivered each of them. We have further assumed the legal capacity of natural persons, and we have assumed that each party to each of the Transaction Documents (including the Company) has the legal capacity and has satisfied all legal requirements necessary to make that Transaction Document enforceable against it, and that the Lender has complied with all state and federal statutes, rules and regulations applicable to it arising out of the Term Loan or its status as lender with respect to the Transaction. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the law of the State of New York that, in the case of numbered paragraphs 2 and 3 below, is limited to that which, in our experience, is applicable to transactions of the type contemplated by the Transaction Documents. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, and securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
1.    Each of the Transaction Documents is a valid and binding obligation of the Company enforceable against it in accordance with its terms.

2.    The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents, the incurring and payment of the indebtedness evidenced by the Credit Agreement, do not violate any applicable statute, rule, or regulation of the State of New York.

3.     The execution and delivery by the Company of, and the performance of its payment obligations under, the Transaction Documents, and the incurring and payment of the indebtedness evidenced by the Credit Agreement, the exercise of rights or remedies by the other parties under any Transaction Document, do not require the Company to obtain any approval by or make any filing with any governmental authority under any statute, rule, or regulation of the State of New York.

Our opinion in numbered paragraph 1 above is subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).
The opinions above are qualified as follows: (a) insofar as provisions contained in the Transaction Documents provide for indemnification or a limitation of liability, the enforceability thereof may be limited by public policy considerations; (b) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction; (c) we express no opinion herein as to any provision of the Transaction Documents (i) that relates to the subject matter jurisdiction of any state or federal court sitting in New York City to adjudicate any controversy related to the Transaction Documents or that waives an inconvenient forum, (ii) that constitutes a power of attorney, (iii) that relates to the waiver of rights and defenses or purports to reinstate the rights of any party after an adverse judgment has been entered against such party with respect to such rights, (iv) that purports to waive or modify a party’s obligation of good faith, fair dealing, diligence, reasonableness, or due notice, to waive equitable rights or remedies or defenses, to release a party from or against liability for the party’s own unlawful or willful misconduct, recklessness, or gross negligence, or to preclude modification of such documents through custom or course of conduct, (v) that relates to severability, or (vi) involving financial, accounting or statistical information or relating to compliance with financial covenants or financial requirements.
We are furnishing this opinion letter to you solely in connection with the transaction. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent, except that (a) any person who becomes a Lender pursuant to the Credit Agreement may rely on this opinion letter as if it were addressed to such person subject to all of the assumptions and qualifications applicable to this opinion letter as rendered to you and subject further to the condition and understanding that: (i) this opinion letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any party other than you, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance must be actual and reasonable under the circumstances existing at the time such person becomes a Lender, including any changes in law, facts or other developments known to or reasonably knowable by such person at such time; and (b) you may deliver a copy of this opinion letter to  governmental regulatory agencies having jurisdiction over you to the extent that disclosure of the opinion letter is required by applicable statute, rule, or regulation.
The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.
Yours truly,